Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LADDER CAPITAL CORP

(a Delaware corporation)

Ladder Capital Corp, a Delaware corporation (the “Corporation”), hereby certifies as of this 4th day of June 2015 as follows:

FIRST: The name of this corporation is Ladder Capital Corp.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 21, 2013. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 6, 2014. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 27, 2015.

THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 in its entirety and substituting in lieu thereof a new Section 4.1 to read as follows:

“Section 4.1                              Capitalization.  The total number of shares of all classes of stock which the Corporation is authorized to issue is 800,000,000 shares, consisting of (i) 100,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), (ii) 600,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), and (iii) 100,000,000 shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).  The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in total voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.”

FOURTH:  This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by Marc Fox, its Chief Financial Officer, as of the date first above written.

LADDER CAPITAL CORP

By:	/s/ Marc Fox
Name:	Marc Fox
Title:	Chief Financial Officer